SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on Tuesday, April 29, 2014.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR all Director Nominees listed in Item 1, FOR Items 2 and 3 and AGAINST Item 4.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

Mark C. Pigott

Chairman of the Board and

Chief Executive Officer

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 29, 2014, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.	To elect as directors the four Class I nominees named in the attached proxy statement to serve three-year terms ending in 2017.

2.	To approve the Second Amended and Restated Restricted Stock and Deferred Compensation Plan for Non-Employee Directors.

3.	To vote on an advisory resolution to approve executive compensation.

4.	To vote on a stockholder proposal regarding the supermajority vote provisions.

5.	To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on March 4, 2014.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Meydenbauer Center can be found on the back cover of the attached proxy statement.

By order of the Board of Directors

J. M. D’Amato

Secretary

Bellevue, Washington

March 14, 2014

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders at 10:30 a.m., local time, on Tuesday, April 29, 2014, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The executive offices of the Company are located at 777 106th Avenue N.E., Bellevue, Washington 98004. This proxy statement and proxy form were first sent to stockholders on or about March 14, 2014.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, March 4, 2014. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on March 4, 2014, the Company had 354,642,630 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the Internet.

Voting by Proxy

Mark C. Pigott and John M. Fluke, Jr. are designated proxy holders to vote shares on behalf of stockholders at the 2014 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the SIP) votes shares held in the SIP according to each member’s instructions on the proxy form. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail.    Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone.    Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet.    Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by Telephone or Internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions.    A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Availability of Annual Meeting Materials

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held at 10:30 a.m. on April 29, 2014, at Meydenbauer Center, Bellevue, Washington. The 2014 proxy statement and the 2013 Annual Report to stockholders are available on the Company’s website at www.paccar.com/2014annualmeeting/.

Stockholders who hold shares in a bank or brokerage account who previously elected to receive the annual meeting materials electronically and now wish to change their election and receive paper copies may contact their bank or broker to change their election.

Stockholders who receive annual meeting materials electronically will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2013 Annual Report and 2014 Proxy Statement at a shared address prior to the 2014 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business. Abstentions are counted as shares present at the meeting.

Item 1:  Election of Directors

In an uncontested director election, each director nominee shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority but exclude “abstentions” and “broker nonvotes” with respect to that director’s election. Pursuant to Company bylaws, an incumbent director that is not elected by a majority vote will tender his or her resignation subject to acceptance by the Board. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed, dated and returned unmarked will be voted FOR all of the Nominees for Class I Director. Please note that brokers and custodians may no longer vote on the election of directors in the absence of specific client instruction. Those who hold shares in such accounts are encouraged to provide voting instructions to the broker or custodian.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Items 2, 3 and 4:

To be approved, Items 2, 3 and 4 must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the effect of a vote against each item. Broker nonvotes do not affect the voting calculations.

Proxies signed, dated and returned unmarked will be voted FOR all Director Nominees listed in Item 1, FOR Items 2 and 3 and AGAINST Item 4.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known to the Company to be the beneficial owner of five percent or more of the Company’s common stock as of December 31, 2013 (amounts shown are rounded to whole shares):

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Bank of America Corporation	21,903,895(a)	6.19
100 North Tryon Street Bank of America Corporate Center Charlotte, NC 28255

BlackRock, Inc.	19,252,730(b)	5.40
40 East 52nd Street New York, NY 10022

JP Morgan Chase & Co	22,875,042(c)	6.40
270 Park Avenue New York, NY 10017

(a)	Bank of America and its subsidiaries reported on Schedule 13G filed February 14, 2014 that it has shared voting power over 14,344,596 shares and shared dispositive power over 21,901,030 shares.

(b)	BlackRock, Inc. and its subsidiaries reported on Schedule 13G filed January 30, 2014 that it has sole voting power over 16,144,046 shares and sole dispositive power over 19,252,730 shares.

(c)	JP Morgan Chase & Co. and its subsidiaries reported on Schedule 13G filed January 17, 2014 that it has sole voting power over 20,176,724 shares; shared voting power over 794,923 shares; sole dispositive power over 21,970,534 shares and shared dispositive power over 904,508 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following list includes all shares of the Company’s common stock beneficially owned by each Company director, director nominee, and Named Executive Officer, and by Company directors and executive officers as a group as of March 4, 2014 (amounts shown are rounded to whole share amounts).

Name	Shares Beneficially Owned	Percent of Class
Ronald E. Armstrong	199,844(a)	*
Alison J. Carnwath	20,522(b)	*
Robert J. Christensen	178,219(a)	*
John M. Fluke, Jr.	33,716(b)	*
Kirk S. Hachigian	15,324(b)	*
Luiz Kaufmann	14,693(b)	*
Roderick C. McGeary	5,194(b)	*
John M. Pigott	3,603,011(b)(c)	1.02
Mark C. Pigott	5,634,133(d)	1.59
Harrie C. Schippers	42,826(a)	*
Mark A. Schulz	6,635(b)	*
Daniel D. Sobic	202,673(a)	*
Gregory M. E. Spierkel	16,152(b)	*
Charles R. Williamson	43,979(b)	*
Total of all directors and executive officers as a group (20 individuals)	9,039,719	2.55

*Does	not exceed one percent.

(a)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: R. E. Armstrong 17,832; R. J. Christensen 20,337; D. D. Sobic 24,892. Includes restricted shares for which the participant has voting power as follows: R. E. Armstrong 15,680; R. J. Christensen 11,190; H. C. Schippers 3,673; D. D. Sobic 10,605. Also includes options to purchase shares exercisable as of March 4, 2014, as follows: R. E. Armstrong 123,729; R. J. Christensen 129,622; H. C. Schippers 35,104; D. D. Sobic 143,946.

(b)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred stock units without voting rights to be settled in shares of common stock as follows: J. M. Fluke, Jr. 8,401; K. S. Hachigian 15,324; L. Kaufmann 9,693; R. C. McGeary 5,194; J. M. Pigott 13,389; M. A. Schulz 1,710; G. M. E. Spierkel 16,152; C. R. Williamson 25,608.

(c)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed. Includes the same 1,308,892 shares reported by M. C. Pigott which are owned by a corporation over which he has no voting or investment power. These shares are reported once in the total ownership summary.

(d)	Includes 73,514 shares allocated in the Company’s SIP for which he has sole voting and investment power; 67,127 restricted shares for which he has sole voting power; and 1,308,892 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 952,936 shares exercisable as of March 4, 2014, and deferred cash awards accrued as 165,151 stock units without voting rights under the Deferred Compensation Plan and the Long Term Incentive Plan that are settled in shares of common stock. Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

EXPENSES FOR SOLICITATION

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained AST Phoenix Advisors to aid in the solicitation of stockholders for a fee of approximately $8,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers reasonable out-of-pocket costs for this solicitation.

ITEM 1:  ELECTION OF DIRECTORS

Four Class I directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class I directors for a term expiring at the Annual Meeting of Stockholders in 2017. All of the nominees are currently serving as directors of the Company.

BOARD NOMINEES FOR CLASS I DIRECTOR

(TERMS EXPIRE AT THE 2017 ANNUAL MEETING)

JOHN M. FLUKE, JR., age 71, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is also interim principal executive officer and a director of CellCyte Genetics Corporation, a biotechnology company, and has held that position since 2008. He has served as chairman of Pregenen Inc., a biotechnology company, since 2011 and a director of Greyrock Energy Inc. since 2006, Supercritical Technologies, Inc. since 2011 and MicroPlanet Technologies, Inc. since 2013. He previously served as a director of Tully’s Coffee Corporation (2005-2011). He has served as a director of the Company since 1984. Mr. Fluke has the attributes and qualifications listed in the Company guidelines for board membership including a master’s degree in engineering from Stanford, a background in manufacturing gained through 24 years with Fluke Corporation, a manufacturer and distributor of high-quality electronic test tools, including four years as CEO and six years as chairman, extensive knowledge of Company operations, and many years as an advisor to or board member for companies engaged in commercializing emerging technologies.

KIRK S. HACHIGIAN, age 54, was chairman, president and chief executive officer of Cooper Industries plc., a $5.8 billion global manufacturer of electrical products, from 2006 until it was acquired by Eaton Corporation in 2012. Since 2013 he has served as a principal of SkyKarr Capital LLC, a private investment firm. He has been named chairman, president and chief executive officer of JELD-WEN, a global manufacturer of windows and doors, effective April 1, 2014. He serves as lead director for Allegion plc (2013), and is a director of NextEra Energy Inc. (2013). He has served as a director of the Company since 2008. Mr. Hachigian has the attributes and qualifications listed in the Company guidelines for board membership including a degree in engineering from UC Berkeley and an MBA from the University of Pennsylvania’s Wharton School. Prior to his 11 years of service with Cooper, he served eight years as an executive with General Electric Corporation including two years in Mexico and three years in Asia.

RODERICK C. MCGEARY, age 63, served in consulting and audit roles with KPMG LLP from 1972 to 2000 culminating in the position as co-vice chairman of consulting (1997-1999). He was chairman of BearingPoint Inc., formerly KPMG Consulting, LLC, a management and technology consulting firm, from 2004 to 2009 and was its interim chief executive officer from 2004 to 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. He has served as a director of Cisco Systems since 2003. He previously served as non-executive chairman of Tegile Systems, Inc. (2010-2012) and as a director of Dionex Corporation (2004-2011) and National Semiconductor Corporation (2009-2011). He has served as a director of the Company since 2012. Mr. McGeary has the attributes and qualifications listed in the Company guidelines for board membership including a B.S. degree in accounting from Lehigh University, strong experience as a certified public accountant and extensive experience in management and technology consulting.

MARK A. SCHULZ, age 61, served as president of international operations at Ford Motor Company from 2005 until his retirement in 2007. He is currently president and chief executive officer of M. A. Schulz and Associates, a management consulting firm, and a founding partner in Fontinalis Partners, LLC, a transportation technology strategic investment firm. He has served as a director of Dana Holdings Corporation since 2008 and previously served as a director of YRC Worldwide, Inc. (2007-2009), and as a director of the National Committee of United States-China Relations and the United States-China Business Council. He has served as a director of the Company since 2012. Mr. Schulz has the attributes and qualifications listed in the Company guidelines for board membership including engineering degrees from Valparaiso University and the University of Michigan, an MBA from the University of Detroit, an M.S. in management from the Massachusetts Institute of Technology as well as over 30 years of management experience in the automotive industry worldwide.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2015 ANNUAL MEETING)

MARK C. PIGOTT, age 60, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. Effective April 27, 2014, Mr. Pigott will assume the position of Executive Chairman of the Board of Directors. Mr. Pigott was a Vice Chairman of the Company from January 1995 to December 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993, and Vice President from October 1988 to December 1989. He has served as a director of Franklin Resources Inc., an investment management company since 2011. He is the brother of John M. Pigott, a director of the Company. He has served as a director of the Company since 1994. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including engineering and business degrees from Stanford University, thorough knowledge of the global commercial vehicle industry and an outstanding record of profitable growth generated through 35 years with the Company. PACCAR has benefited from an excellent record of industry-leading stockholder returns generated under his leadership.

CHARLES R. WILLIAMSON, age 65, has served as chairman of the board of Weyerhaeuser Company, a forest products company, and of Talisman Energy Inc., a Canadian oil and gas company, since 2009. He served as chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. Mr. Williamson was the chairman of the US-ASEAN Business Council (2002-2005). He has served as a director of the Company since 2006 and was elected to be PACCAR lead director in 2014. Mr. Williamson has the attributes and qualifications listed in the Company guidelines for board membership including a Ph.D in geology from the University of Texas at Austin and a 28-year career in technical and management positions with Unocal around the world that provided a broad perspective on international markets in Europe and Asia and culminated in four years as its chairman and chief executive.

Incoming Class II Director

RONALD E. ARMSTRONG, age 59, is President of PACCAR Inc and has held that position since January 2011. Mr. Armstrong served as Executive Vice President of the Company from August to December 2010, Senior Vice President from December 2007 to July 2010, and Vice President from November 2002 to July 2010. Previously, he was a senior manager with Ernst & Young where he worked for 16 years. Mr. Armstrong was elected by the Board to serve as PACCAR’s Chief Executive Officer and a Class II director effective April 27, 2014. Mr. Armstrong has the attributes and qualifications listed in the Company guidelines for board membership. He is a certified public accountant, has a degree in Accounting from the University of Central Oklahoma, and thorough knowledge of commercial vehicle financing and global operations gained through 20 years with the Company.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 2016 ANNUAL MEETING)

DAME ALISON J. CARNWATH, age 61, is chairman of Land Securities plc, the United Kingdom’s largest property company listed on the London Stock Exchange, a senior adviser to Evercore Partners, an independent corporate finance advisory firm (formerly known as Lexicon Partners), and chairman of the management board and investment committee at ISIS Equity Partners, LLP, a private equity firm, all based in the United Kingdom. She has served as a director of Zurich Insurance Group since 2011. She previously served as non-executive chairman of MF Global Holdings Ltd, (2008-2010); and as a director of the Man Group plc (2001-2013), Malachite, a UK consulting firm (2010-2012), Barclays plc (2010-2012), and Friends Provident plc (2002-2008), all United Kingdom based companies. She has served as a director of the Company since 2005. Dame Alison Carnwath has the attributes and qualifications listed in the Company guidelines for board membership including certification as a chartered accountant, service as chairman (1999-2004) and chief executive (2001) of the Vitec Group plc, a British supplier to the broadcast industry, and 32 years’ experience in international finance and investment banking including three years as a managing director of Donaldson, Lufkin and Jenrette (1997-2000).

LUIZ KAUFMANN, age 68, is managing partner of L. Kaufmann Consultants in Sao Paulo, Brasil, a company which provides investment banking services and operational leadership in mergers and acquisitions. He currently serves as CEO and a director of El Tejar Limited, a Bermuda-based company that has agriculture and livestock operations in South America. He also serves on the advisory council for Banco Modal, E02 and Endless Mobile. He served as president and CEO of Kroton Educacional (2009-2010) and as President and CEO (2006-2008) and as a director (2001-2006) of Medial Saude. He is a director of GOL, a Brazilian airline, since 2004 and previously served as a director of several Brazilian companies including Vivo, the largest mobile telecom company in Brasil (2005-2009). He has served as a director of the Company since 2012. Mr. Kaufmann has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from the Federal University of Paraná and a master’s degree in industrial engineering from the Illinois Institute of Technology. He previously held CEO positions at several Brazilian companies including Aracruz Celulose, the largest eucalyptus pulp producer in the world (1993-1998), and Grupo Multiplic (1985-1990), a diversified financial group. He also served as the managing director of Arthur D. Little in Brasil (1977-1984).

JOHN M. PIGOTT, age 50, is a partner in Beta Business Ventures, LLC, a private investment company concentrating in natural resources, and was a partner in the predecessor company Beta Capital Group, LLC, since 2003. He is the brother of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 2009. Mr. Pigott has the attributes and qualifications listed in the Company guidelines for board membership including an engineering degree from Stanford and an MBA from UCLA, a background in manufacturing gained through 12 years with the Company including five years as a senior manager of Company truck operations in the United Kingdom and in the United States. He is a substantial long-term stockholder in the Company.

GREGORY M. E. SPIERKEL, age 57, served as chief executive officer of Ingram Micro Inc., a $34 billion worldwide distributor of technology products, from 2005 to 2012. He previously served as president from March 2004 to April 2005. During his 14-year tenure with that company he held other senior positions including executive vice president. He was also a director of Ingram Micro (2005-2012). He has served as a director of MGM Resorts International since 2013. He has served as a director of the Company since 2008. Mr. Spierkel has the attributes and qualifications listed in the Company guidelines for board membership including an MBA from Georgetown University and 32 years of management experience around the world including seven years as chief executive of Ingram Micro.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons served as independent directors in 2013 as defined by NASDAQ Rule 5605(a)(2): Alison J. Carnwath, John M. Fluke, Jr., Kirk S. Hachigian, Luiz Kaufmann, Roderick C. McGeary, Mark A. Schulz, Gregory M. E. Spierkel, Warren R. Staley and Charles R. Williamson.

The Board of Directors maintains a corporate governance section on the Company’s website, which includes key information about its governance practices. The Company’s Corporate Governance Guidelines, its Board committee charters and its Code of Business Conduct and Code of Ethics for Senior Financial Officers are located at www.paccar.com/company/corporateresponsibility/boardofdirectors.asp.

The Board of Directors approved a change to the Company bylaws, effective April 27, 2014, to allow the role of chairman of the board and chief executive officer to be held by different persons. Effective April 27, 2014, the current Chairman and Chief Executive Officer, M. C. Pigott, will assume the position of Executive Chairman of the Board and R. E. Armstrong will become Chief Executive Officer.

The Company has policies to ensure a strong and independent board. The Board regularly meets in executive session without management. W. R. Staley served as lead director in 2013. C. R. Williamson was elected as lead director when Mr. Staley retired on January 13, 2014. Eighty percent of the Company’s ten current directors are independent as defined under NASDAQ regulations.

The Board believes this leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management, the Chairman and the independent members of the Board. The leadership structure, in which the roles of Chairman and CEO are separate, together with an experienced and engaged lead director and independent key committees, will be effective and is the optimal structure for the Company and stockholders at this time.

The Board oversees risk through management presentations at Board meetings and through its Audit, Compensation and Nominating and Governance Committees. The Audit Committee charter provides that the Committee shall discuss with management the Company’s risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Committee receives periodic reports from the Company’s internal auditor and from its general counsel and the committee reports to the full Board at least twice a year. The Compensation Committee oversees risk arising from the Company’s compensation programs and annually reviews how those programs manage and mitigate risk. The Nominating and Corporate Governance Committee oversees potential risks regarding governance by monitoring legal developments and trends.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written stockholder communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the Audit Committee chairman. Concerns regarding other matters will be directed to the individual director or committee named in the correspondence. If no identification is made, the matter will be directed to the Executive Committee of the Board.

The Board of Directors met four times during 2013. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All directors attended the annual stockholder meeting in April 2013.

The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
J. M. Fluke, Jr.	G. M. E. Spierkel	M. C. Pigott	C. R. Williamson
L. Kaufmann	A. J. Carnwath	J. M. Fluke, Jr.	A. J. Carnwath
R. C. McGeary	K. S. Hachigian	J. M. Pigott	J. M. Fluke, Jr.
G. M. E. Spierkel	C. R. Williamson		M. A. Schulz
W. R. Staley (ret. 1/13/14)

Audit Committee

The Audit Committee has responsibility for the selection, evaluation and compensation of the independent auditors and approval of all services they provide. The Committee reviews the Company’s annual and quarterly financial statements, monitors the integrity and effectiveness of the audit process and reviews the corporate compliance programs. It monitors the Company’s system of internal controls over financial reporting and oversees the internal audit function.

The Audit Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. All four members of the Audit Committee meet the independence and financial literacy requirements of the SEC and NASDAQ rules. The Board of Directors designated committee chairman J. M. Fluke, Jr. as Audit Committee financial expert. The Committee met six times in 2013.

Compensation Committee

The Compensation Committee has responsibility for reviewing and approving salaries and other compensation matters for executive officers. It administers the Long Term Incentive Plan, the Senior Executive Yearly Incentive Compensation Plan and the Deferred Compensation Plan. The Committee establishes base salaries and annual and long-term performance goals for executive officers. It considers the opinion of the CEO when determining compensation for the executives that report to him. It also evaluates the CEO’s performance annually in executive session. It approves the attainment of annual and long-term goals by the executive officers.

The Committee has authority to employ a compensation consultant to assist in the evaluation of the compensation of the Company’s CEO and other executive officers. In 2013, the Committee retained Mercer, a wholly owned subsidiary of Marsh and McLennan Companies, to provide a market analysis of the compensation of the Named Executive Officers. Mercer analyzed data from the Peer Companies and two industry surveys and reported its results to the Committee. Mercer was paid $29,500 for this project. Mercer and its affiliates were retained by Company management to provide insurance brokerage and human resource consulting services. The consultants providing these services were not the same consultants that advised the Compensation Committee. The aggregate fees paid for those other services in fiscal year 2013 were $157,498. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. The Committee conducted an independence assessment and no conflict of interest was identified.

The Compensation Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/compensationcommittee.asp. All four members of the Compensation Committee meet the director independence requirements of the SEC and NASDAQ rules and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. The Committee met five times in 2013.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for evaluating director candidates and selecting nominees for approval by the independent members of the Board of Directors. It also makes recommendations to the Board on corporate governance matters including director compensation.

The Committee has established written criteria for the selection of new directors, which are available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. The criteria state that a diversity of perspectives, skills and business experience relevant to the Company’s global operations should be represented on the Board including international business, manufacturing, financial services and aftermarket customer programs. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. Nominations by stockholders must include information set forth in the Company Bylaws. The Committee engages the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the members of the Board of Directors. Mr. McGeary and Mr. Schulz, both director nominees who have not previously stood for election, were presented to the Committee by a third-party search firm.

The Nominating and Governance Committee charter describes the Committee’s responsibilities. It is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp. Each of the five Committee members meets the independence requirements of the NASDAQ rules. The Committee met four times in 2013.

Executive Committee

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee did not take action in 2013.

COMPENSATION OF DIRECTORS

The following table provides information on compensation for non-employee directors who served during the fiscal year ending December 31, 2013:

Summary Compensation

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation (c) ($)	Total (d) ($)
A. J. Carnwath	117,500	100,014	0	217,514
J. M. Fluke, Jr.	135,000	100,014	0	235,014
K. S. Hachigian	130,000	100,014	0	230,014
L. Kaufmann	115,000	100,014	0	215,014
R. C. McGeary	110,000	100,014	0	210,014
J. M. Pigott	105,000	100,014	0	205,014
M. A. Schulz	125,000	100,014	5,000	230,014
G. M. E. Spierkel	135,000	100,014	0	235,014
W. R. Staley (retired 1/13/14)	145,000	100,014	0	245,014
C. R. Williamson	130,000	100,014	0	230,014

(a)	Fees for non-employee directors include the 2013 annual retainer of $75,000, paid quarterly, board meeting fees of $7,500 per meeting and committee meeting fees of $5,000 per meeting. In addition, an annual $10,000 retainer is payable quarterly to the lead director and the chairman of the audit, compensation, and nominating and governance committees. If newly elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee is paid when a board and committee meeting are held on the same day. L. Kaufmann and C. R. Williamson elected to defer retainer and meeting fees into stock units pursuant to the terms of the RSDC Plan described in the Narrative below.

(b)	The grant date fair value of the restricted stock award granted on January 2, 2013, to non-employee directors was $100,014. See Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. On December 31, 2013, non-employee directors held unvested shares of restricted stock as follows: A. J. Carnwath 6,284; M. A. Schulz 3,925; W. R. Staley 6,284; C. R. Williamson 6,284. In lieu of restricted stock, some non-employee directors held unvested restricted stock units including additional deferred stock units credited as a result of dividend equivalents earned with respect to the restricted stock units as follows: J. M. Fluke, Jr. 6,591; K. S. Hachigian 6,591; L. Kaufmann 3,545; R. C. McGeary 3,432; J. M. Pigott 6,591; G. M. E. Spierkel 6,591.

(c)	Directors may participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant.

(d)	L. Kaufmann and C. R. Williamson deferred some or all of their cash compensation earned in 2013 into stock units. None of the deferred compensation earned a rate of interest that exceeded 120 percent of the applicable federal long-term rate prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Narrative to Director Compensation Table

In addition to the cash compensation described in footnote (a) above, on the first business day of the year, each non-employee director receives $100,000 in restricted stock or restricted stock units under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. (“RSDC Plan”). The number of shares received is determined by dividing $100,000 by the closing price of a share of Company stock on the first business day of the year and rounding up to the nearest whole share. Non-employee directors newly elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon retirement, death or disability. Directors receive dividends and voting rights on all shares during the vesting period. If non-employee directors elect to receive a credit to the stock unit account in lieu of a grant of restricted stock, the account is credited with the number of shares otherwise applicable to the grant of restricted stock and subject to the same vesting conditions. Those electing restricted stock units have no voting rights in the stock and dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. Vested amounts credited to the restricted stock unit account are distributed in shares of common stock.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of Company common stock that could have been purchased at the closing price on the date the cash compensation is payable. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock. The aggregate number of deferred stock units accumulated in the deferral account of participating non-employee directors is reflected in Footnote (b) to the Stock Ownership Table on page 4.

The Company provides transportation or reimburses non-employee directors for travel and out-of-pocket expenses incurred in connection with their services. It also pays or reimburses directors for expenses incurred to participate in continuing education programs related to their service as a PACCAR director.

Stock Ownership Guidelines for Non-Employee Directors

All non-employee directors are expected to hold at least three times their annual cash retainer in Company stock and/or deferred stock units while serving as a director. Directors have three years from date of appointment to attain this ownership threshold. All non-employee directors with three or more years of service are in compliance as of January 1, 2014.

ITEM 2:	PROPOSAL TO APPROVE THE SECOND AMENDED AND RESTATED PACCAR INC RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

The Company recommends to the stockholders the approval of the Second Amended and Restated PACCAR Inc Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the Plan). The Plan was approved by the stockholders in 2004. The Plan was last amended and restated in December 2008.

The primary purpose of seeking stockholder approval of the Plan is to comply with NASDAQ Rule 5635 that requires the Plan to be approved by stockholders every ten years. The proposal does not seek to increase the number of shares available for issuance under the Plan or materially amend the Plan provisions. In approving the Plan, the Company is requesting that the stockholders confirm the existing share reserve of the Plan including the 889,063 shares available for issuance of new awards as of December 31, 2013.

Stock Available for Grants.    As of December 31, 2013, there are 889,063 shares of PACCAR common stock available for new awards of the 1,096,875 shares previously authorized for issuance under the Plan. The Plan reserves shares of PACCAR common stock for benefits under this Plan, which are authorized but unissued shares of stock or treasury shares. The number of shares granted shall be adjusted to prevent dilution in the event of a stock split, a stock dividend, or other event that increases or decreases the number or value of issued and outstanding shares.

Summary of Benefits.    Each non-employee director receives a grant of restricted stock or restricted stock units (“RSUs”) annually in addition to their cash compensation. There are currently nine non-employee directors. The number of shares or units granted equals the number of shares of common stock that the “Base Amount” could have purchased at the Fair Market Value on the grant date (rounded up to the nearest whole share). The “Base Amount” is currently $100,000 per non-employee director. The Board of Directors, in its sole discretion, may adjust the Base Amount for any grant date, provided that the adjusted Base Amount is established no later than the December 31 immediately prior to the grant date on which such Base Amount shall be effective. The grant date is defined as the first business day of each calendar year. Non-employee directors elected during the calendar year receive a prorated grant per the Plan formula. Plan participants have all the rights of a stockholder with respect to the restricted shares from the date of the grant, including the right to vote the shares and to receive cash dividends on those shares. Each grant is evidenced by a written Restricted Stock Grant Agreement.

Participants may elect to receive RSUs in lieu of restricted stock by making an election in December of the year prior to the grant. Those electing RSUs will not have voting rights in the stock and dividends earned will be treated as if those dividends had been invested in additional shares of common stock at the Fair Market Value on the date the dividend is payable. Vested amounts credited to the Restricted Stock Unit Account shall be distributed in shares of common stock either in a single payment or in substantially equal annual installments (over a period not to exceed 15 years), after termination of service as a director as specified by the non-employee director on the deferral election form. Any fractional shares will be paid in cash.

The restricted shares or RSUs cannot be sold or otherwise transferred for three years from the grant date. Shares that have not been held for the three-year holding period at the time the director terminates service with the Company are forfeited unless termination is due to retirement, disability, or death. In those circumstances restricted shares are not forfeited and immediately become unrestricted.

The Plan also allows non-employee directors to defer their cash compensation into an income account with interest at a variable rate or into a stock unit account representing the value of an equal number of shares of PACCAR stock that could have been purchased at the Fair Market Value on the date the non-employee director’s cash compensation is payable. Stock units are credited with dividend equivalents in the same amount as dividends paid on PACCAR shares. Upon retirement or termination from the Board, the stock unit account will be distributed in shares of PACCAR stock. The director may elect to receive payment from the income or stock unit account in a single distribution or in installments over a period of up to 15 years.

New Plan Benefits.    The number of shares of restricted stock and RSUs received in the future under the Plan by any participant is not determinable at this time. The following table sets forth the restricted stock and RSUs granted in 2013 per the Plan provisions.

Name and Position	Dollar Value	Number of Restricted Shares or RSUs
Non-Executive Director Group(10)	$1,000,140	21,490

Plan Administration.    The Plan is administered by the Nominating and Governance Committee of the Board of Directors. The Committee has sole discretion to make all determinations necessary for Plan administration. Its decisions are binding.

Amendment or Termination.    The Board of Directors or the Nominating and Governance Committee may amend or terminate the Plan at any time. Approval by the Company’s stockholders shall be obtained only if required by law.

Change in Control.    In the event of a change in control all restricted stock will become unrestricted. The Board of Directors may pay out the deferred accounts within 30 days from the date the change in control occurs.

Federal Tax Consequences.    Grants of restricted stock are taxable to the non-employee director as ordinary income in the year the grant becomes unrestricted unless the director elects to be taxed in the year the stock is granted under IRS Section 83(b). Deferred accounts are taxable as ordinary income in the year received. The Company is entitled to receive a corresponding deduction for the year that monies are included in the non-employee director’s taxable income.

Effective Date and Duration.    This Plan is effective January 1, 2014 if approved by the stockholders of the Company at the 2014 Annual Meeting. It will remain in effect until April 29, 2024 unless the Plan is terminated earlier by the Committee or the Board of Directors. The text of the Plan is set forth in Appendix A to this proxy statement.

The foregoing summary of its principal features does not purport to be complete and is subject to and qualified in its entirety by Appendix A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding compensation plans under which PACCAR equity securities are authorized for issuance. All equity compensation plans have been approved by the stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and other rights	(b) Weighted- average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,262,726(1)	41.11(2)	16,756,019(3)
Total	5,262,726		16,756,019

(1)	The number of securities reported includes those issuable under the PACCAR Long Term Incentive Plan (LTIP) for Company executives and the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (RSDC Plan). Included in this total are 350,826 shares which represent deferred cash awards payable in stock.

(2)	The weighted-average exercise price does not include the securities that represent deferred cash awards.

(3)	Securities available for future issuance are authorized under the following two plans: (i) 15,866,956 shares under LTIP, and (ii) 889,063 shares under the RSDC Plan.

POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-person transactions as set forth in Item 404 of the Securities and Exchange Commission Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-person transactions to the Audit Committee for review and approval.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary of Company Performance and Compensation Practices

In 2013, the Company reported record revenue and earned the third highest net income in its history. The Company has delivered 75 consecutive years of net income, paid annual dividends every year since 1941 and delivered average annual total return to stockholders over the past ten years of 12.3 percent versus 7.4 percent for the S&P 500.

Key 2013 Financial Results and Business Highlights:

•	Record revenue of $17.1 billion

•	$1.17 billion in net income — the third best in Company history

•	Record stockholder equity of $6.6 billion

•	34.9 percent total return to stockholders in 2013

•	Dividends increased by 8 percent compared to 2012

•	New DAF truck assembly plant opened in Ponta Grossa, Brasil

•	New Kenworth, Peterbilt and DAF trucks launched

•	Record PACCAR Financial pre-tax income

•	Record PACCAR Parts revenue

Key Compensation Practices

The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for generating outstanding performance for stockholders.

•	Incentive-based pay (“Pay for Performance”) represents approximately 78 percent of the Named Executive Officers’ target total compensation.

•	Net income is the key metric in the annual incentive compensation program.

•	The key metrics for long-term incentive cash awards are three-year growth in net income, return on sales and return on capital compared with Peer Companies.

•	Executive officer stock ownership guidelines align executives’ long-term goals with that of stockholders.

•	There are no employment contracts, excise tax gross ups or significant perquisites for executive officers.

•	The Company does not backdate, reprice or grant equity awards retroactively.

Compensation Program Objectives and Structure

PACCAR’s compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors. The programs are designed to attract and retain high-quality executives, link incentives to the Company’s excellent performance and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers. The Company has delivered 75 consecutive years of net income, paid annual dividends every year since 1941 and delivered excellent stockholder returns. The Company has significantly outperformed the S&P 500 index for the ten-year period ending December 31, 2013 by delivering an average annual total return to stockholders of 12.3 percent versus 7.4 percent for the S&P 500. The compensation framework has these components:

Short-term performance compensation:

•	Salary. The fixed amount of compensation for performing day-to-day responsibilities.

•	Annual incentive cash compensation. Annual cash awards that focus on the attainment of Company yearly profitability and individual business unit goals.

Long-term performance compensation:

•

An equity- and cash-based Long Term Incentive Plan (“LTIP”) that focuses on long-term growth in stockholder value, including three-year performance versus industry peers as measured by growth in net income, return on sales and return on capital. The equity-based compensation consists of stock options and restricted stock.

The Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior short- and long-term business performance and stockholder returns.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s retirement programs. The U.S.-based Named Executive Officers also participate in the Company’s unfunded Supplemental Retirement Plan described on page 30, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations.

The Company does not provide any other significant perquisites or executive benefits to its U.S.-based Named Executive Officers. Mr. Schippers, a Named Executive Officer based in the Netherlands, receives certain perquisites standard in Europe including a leased car and allowance for incidentals.

Stockholder Approval for the Company’s Compensation Programs

In 2011, stockholders voted on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote) as well as voting in favor of a triennial “say on pay” schedule. Over 95 percent of the shares voted were in favor of “say on pay” and over 60 percent of the shares voted were in favor of a triennial “say on pay” schedule. The Committee believes these stockholder votes affirm the Company’s conservative approach to executive compensation. The 2014 stockholder “say on pay” vote is included in this proxy statement as Item 3.

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including Company performance, business unit performance, individual performance and compensation for executives among peer organizations. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparison Groups.    The Committee periodically utilizes information from published compensation surveys as well as compensation data from peer companies to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee believes that comparative compensation information should be used in its deliberations. It does not specify a “target” compensation level for any given executive but rather a range of target compensation. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants.    The Committee periodically retains a compensation consultant to assess the competitiveness of the Company’s compensation programs. In 2013, the Committee retained Mercer, a subsidiary of Marsh and McLennan, to provide a market analysis of the compensation for the Named Executive Officers. In deciding to retain Mercer, the Committee considered the independence requirements as set forth in the Securities and Exchange Commission rule on compensation advisor independence. Mercer analyzed data from the Peer Companies as well as a Mercer Survey Report of 983 companies and a Towers Watson Survey Report of 473 companies and provided the Committee with aggregated data from the two surveys. Mercer reported that the base salaries of the Named Executive Officers were near the market median but target annual and long-term incentive percentages were significantly below the market median for the U.S.-based Named Executive Officers. The Committee considered the Mercer findings in its decision to adjust the 2014 annual incentive compensation target award percentages as discussed on page 24.

Peer Companies.    As part of its analysis of comparative data, the Committee includes compensation data from Peer Companies. In particular, the Company measures its financial performance against Peer Companies when evaluating achievement of the cash portion of the LTIP Company performance goal and applicable goals under the restricted stock share match program. The Committee reviews the composition of the Peer Companies annually to ensure the companies are appropriate for comparative purposes. The Peer Companies for the 2011-2013 and 2012-2014 LTIP cycles are listed below and on page 38 as the Current Peer Group Index and were approved as Peer Companies for the 2013-2015 LTIP cycle.

Company Name	FY 2013 Revenue (in $ billions)
PACCAR Inc	17.1
AGCO Corporation	10.8
Caterpillar Inc.	55.7
Cummins Inc.	17.3
Dana Holding Corporation	6.8
Deere & Company	37.8
Eaton Corporation	22.0
Meritor Inc	3.7
Navistar International Corp	10.8
Oshkosh Corporation	7.7
Scania AB	14.0
AB Volvo	41.9

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual incentive cash, and long-term incentives consisting of cash, stock options and restricted stock.

Compensation Mix.    The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. At higher levels of responsibility within the Company, the senior executives have a larger percentage of total compensation at risk based on Company long-term performance incentive programs. For 2013, the Committee approved target allocations as displayed below. The Company believes these allocations promote its objectives of profitable growth and superior long-term results which benefit stockholders.

Base Salary.    Base salary provides a level of compensation that is competitive with industry peer companies to attract and retain high-caliber executives. The midpoints of the base salary ranges are set at approximately the market median of the 2011 Mercer report with the minimum salary at 70 percent of the midpoint and the maximum salary at 130 percent of the midpoint. An executive officer’s actual salary relative to this salary range reflects his or her responsibility, experience, tenure with the Company and individual performance.

The Committee reviews base salaries every 12 to 24 months and may or may not approve changes. Consistent with this practice, the Committee reviewed the salary of each Named Executive Officer in 2013. The Committee considered performance, the addition of new responsibilities and the midpoint in the Mercer 2011 report in its review of salaries. The Chief Executive Officer suggested salary revisions for the other Named Executive Officers. The Committee approved the salary percentage increase for 2013 as follows: R. J. Christensen, 4.2 percent; and H. C. Schippers, 16.1 percent. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, tenure with the Company, individual performance and competitive pay practices.

Annual Incentive Cash Compensation (“IC”).    This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company profit and business unit goals. The Committee sets annual performance goals and a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. 2013 awards are measured on a sliding scale as follows:

% of Goal Achieved	<70%	70%	85%	100%	115%	130%	140%	and above
% of Target Paid	0%	40%	70%	100%	130%	160%	200%

A hallmark of the annual cash incentive program has been a consistent and rigorous focus on achieving the Company’s annual net profit goal. The Committee has chosen net profit, not EBITDA or operating profit, as the chief financial metric for this program because it is the primary indicator of corporate performance to stockholders. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, 100 percent of the goal for the Chief Executive Officer and a substantial portion of the 2013 goal for each of the Named Executive Officers is based upon Company net profit performance. The net profit goal is proposed by Company management and approved by the Committee before or within the first 90 days of each year. The target level represents an amount of net profit that the Committee determines is attainable with outstanding performance under expected economic conditions. The remaining goals for the other Named Executive Officers are based upon individual business unit or leadership criteria determined by the Chief Executive Officer. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers.

IC Awards for the Named Executive Officers are subject to the terms of the Senior Executive Yearly Incentive Compensation Plan (the “IC Plan”) approved by the stockholders as required by Section 162(m) of the Internal Revenue Code. The maximum amount that may be paid to any eligible participant in any year under the Plan is $4,500,000. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

For 2013, the Company’s net profit target was $1.10 billion and actual net profit achieved was $1.17 billion. The Committee approved award payments of 113 percent of the target award, which corresponds with achievement of 106 percent of the net profit goal for each Named Executive Officer. The Committee approved an overall payment for R. E. Armstrong of 126 percent of target consisting of 109 percent achievement of his divisional profit goal and 180 percent for his leadership goal of growth initiatives in international markets. The Committee approved an overall payment for R. J. Christensen of 156 percent of target consisting of 200 percent achievement of the business leadership goal of construction of the DAF factory in Brasil and commencement of truck production. The Committee approved an overall payment for D. D. Sobic of 129 percent of target consisting of 110 percent achievement of the divisional profit goal and 168 percent achievement for the leadership goal related to achievement of record parts revenue. The Committee approved an overall payment for H. C. Schippers of 128 percent of target consisting of 109 percent achievement of the divisional profit goal and 180 percent achievement for his leadership in the launch of the DAF CF and LF Euro 6 vehicles. The Committee did not exercise discretion to make modifications to any award. The following table outlines the 2013 goals and incentive awards for each Named Executive Officer:

Name and Principal Position	Performance Measure	Target Award as a % of Base Salary	Performance Measure as a % of Target	Award Achieved as a % of Target
M. C. Pigott Chairman & Chief Executive Officer	Company Profit Goal	110	100	113

R. E. Armstrong President	Company Profit Goal Business Unit Profit Business Leadership	75	60 20 20	126

R. J. Christensen Executive Vice President & Chief Financial Officer	Company Profit Goal Business Leadership	70	50 50	156

D. D. Sobic Executive Vice President	Company Profit Goal Business Unit Profit Business Leadership	65	50 20 30	129

H. C. Schippers Vice President	Company Profit Goal Business Unit Profit Business Leadership	55	30 45 25	128

Long-Term Incentive Compensation (LTIP).    The Company’s long-term incentive program is based on a multi-year performance period and provides annual grants of stock options, restricted stock and cash incentive awards. The LTIP aligns the interests of stockholders with those of executives to focus on long-term growth in stockholder value. The 2013 target for each element of the long-term compensation program for each Named Executive Officer is calculated as a percentage of base salary as indicated in the table below:

Name	Long-Term Cash	Stock Options	Restricted Stock
M. C. Pigott	150%	355%	170%
R. E. Armstrong	90%	270%	90%
R. J. Christensen	80%	265%	80%
D. D. Sobic	70%	230%	80%
H. C. Schippers	50%	145%	50%

Long-term incentive compensation cash award.    This program focuses on long-term growth in stockholder value by providing an incentive for superior Company performance that is measured against Peer Companies’ performance over a three-year period. Company performance is measured by three-year growth in net income, return on sales and return on capital (weighted equally) as compared to the Peer Companies (“Company Performance Goal”). Named Executive Officers and all executive officers are eligible for a long-term incentive cash award based upon three-year performance goals approved by the Committee with a new performance period beginning every calendar year. For the 2013-2015 cycle, the Committee approved the following goals:

Name	Financial Performance and Individual Performance Measures for LTIP 2013-2015 Cycle	Performance Measure as a % of Target
M. C. Pigott	Company Performance Goal Business Leadership	75 25
R. E. Armstrong	Company Performance Goal Business Unit Profit	50 50
R. J. Christensen	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
D. D. Sobic	Company Performance Goal Business Unit Profit Business Leadership	50 25 25
H. C. Schippers	Company Performance Goal Business Unit Profit Business Leadership	25 50 25

The Committee believes that three-year growth in net income, return on sales and return on capital are excellent indicators of the Company’s performance against the Peer Companies. The Company has used this rigorous comparison goal for over 15 years. During that period the Company ranked above 50 percent of the Peer Companies in 12 of the 15 years demonstrating excellent performance against the Peer Companies and providing superior returns to stockholders. The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies. No award will be earned if the Company’s financial performance ranks in the bottom 25 percent of the Peer Companies.

The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit and leadership goals determined by the Chief Executive Officer similar to those described above for the annual incentive cash plan, measured over a three-year performance cycle. The Committee assesses goal achievement for the prior three-year period in April following completion of the applicable cycle and approves awards for the Named Executive Officers at such time. Long-term incentive cash awards are measured on a sliding scale as indicated below:

% of Goal Achieved	<75%	75%	100%	125%	150	% and above
% of Target Paid	0%	50%	100%	150%	200%

In April 2013, the Committee determined cash awards for the three-year period 2010-2012 ending December 31, 2012. For the 2010-2012 LTIP cycle, the Company ranked tenth among the twelve Peer Companies and none of the Named Executive Officers earned an award on the Company Performance Goal. The cash award for M. C. Pigott was based 100 percent on the Company Performance Goal. The Committee approved an overall cash award of 0% due to the Company being below the 75 percent target level.

The other Named Executive Officers had goals in addition to the Company Performance Goal. The award for R. E. Armstrong was based 25 percent on business unit profit and 25 percent on business unit growth and performance. The Committee determined that R. E. Armstrong exceeded each goal and approved an overall payout of 73.2 percent of target. The award for R. J. Christensen was based 25 percent on business unit profit and 25 percent on business unit leadership. The Committee determined that R. J. Christensen exceeded each goal and approved an overall payout of 90 percent of target. The award for D. D. Sobic was based 25 percent on business unit profit and 25 percent on business unit leadership. The Committee determined that D. D. Sobic exceeded each goal and approved an overall payout of 87.6 percent of target. The award for H. C. Schippers was based 50 percent on business unit profit and 20 percent on business unit leadership. The Committee determined that Mr. Schippers did not meet the profit goal but exceeded his leadership goal and it approved an overall payout of 66.3 percent of target. The Committee did not exercise discretion to modify any awards. The long-term cash awards for the 2011-2013 LTIP cycle have not been determined as of the date of this proxy statement because Peer Group comparison data was not available.

The maximum amount that may be paid to any eligible participant in any year under this program is $6,500,000. The award is also subject to the conditions of payment set forth in the Long Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee, in its sole discretion, may reduce or eliminate (but not increase) any award earned by the Named Executive Officers based on an assessment of individual performance.

Stock options.    The Committee includes stock options in its compensation program because stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted by the Committee once each year on a predetermined date after the fourth-quarter earnings release and are not repriced. The number of options is determined by multiplying the executive’s base salary on the grant date by a target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Options become exercisable at the end of a three-year vesting period and expire ten years after the date of grant. A participant who elects early retirement under a Company retirement plan has 12 months from retirement to exercise vested options. Vesting may be accelerated in the event of a change in control.

The Compensation Committee granted stock options on February 6, 2013 in accordance with the target award percentages listed on page 20. All stock options granted in 2013 vest and become exercisable on January 1, 2016, and remain exercisable until February 5, 2023 unless the participant’s employment terminates earlier for reasons other than retirement, or the participant is demoted to an ineligible position.

Annual restricted stock program.    Performance-based restricted stock is included in the program because it provides an opportunity for executives to earn Company equity with performance-based compensation deductible under Section 162(m) of the Internal Revenue Code. The Committee sets a Company performance goal during the first 90 days of the year and restricted stock grants are made in the following year if the Committee determines that the performance goal is achieved. The number of restricted shares is determined by multiplying the executive’s base salary by the target award percentage and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The restricted shares are valued at the closing price of the Company’s stock on the date of grant. The restricted stock vests 25 percent on the first day of the month following the grant and an additional 25 percent on each succeeding first of January. Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement. All shares vest immediately upon a change in control. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

On February 7, 2014, the Committee determined that the 2013 performance goal of four percent return on revenue was achieved and approved restricted stock consistent with the target award percentages listed on page 20. The restricted stock granted on February 6, 2013 for 2012 performance is included on page 27.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and comparative data analysis to the Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. During the 17-year leadership of M. C. Pigott (January 1, 1997-December 31, 2013) the Company stock returned 1,479 percent to stockholders and provided an average annual total return of 17.6 percent versus the S&P 500 average annual total return of 7.5 percent. In 2013, the Company achieved record share in many markets and significantly expanded its business worldwide. The Company constructed and opened a new DAF truck factory in Brasil, designed and launched new Kenworth, Peterbilt and DAF truck ranges and a new family of engines, and has growing business in China and India. The Committee reviewed the Chief Executive Officer’s base salary in 2013 and made no changes. R. E. Armstrong has been promoted to Chief Executive Officer effective April 27, 2014 with a salary of $1.1 million and Mr. M. C. Pigott will become Executive Chairman with a salary of $500,000.

The Company has a share match program that enables the Chief Executive Officer to purchase Company stock either by exercising stock options or through open market purchases. He may receive a matching award of restricted stock if rigorous performance goals are met. The program provides for a maximum of 562,500 restricted shares and an annual limit of 150,000 shares. Restricted match shares vest after five years if the Committee certifies that the Company’s earnings per share growth over the same five-year period meets or exceeds at least 50 percent of the Peer Companies. The Chief Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends. With certain exceptions, all restricted match shares will be forfeited if the performance threshold is not achieved or if the Chief Executive Officer terminates employment with the Company during the vesting period. If the purchased shares are sold during the vesting period, an equal number of restricted match shares will be forfeited. In April 2013, the Committee determined that the Company did not meet or exceed the Peer Company performance goal for the five-year period 2008-2012 and 150,000 restricted matching shares previously granted to M. C. Pigott were forfeited. No matching shares were granted under this program in 2013.

Deferral of Annual and Long-Term Performance Awards

The Committee administers a Deferred Compensation Plan described on page 31 which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Stock unit accounts are paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments. Participation in the Deferred Compensation Plan is voluntary.

Stock Ownership Guidelines

The Company’s executive officers are required to meet stock ownership guidelines that reflect alignment of senior executives’ long-term goals with that of the Company stockholders. The minimum number of shares of company stock and deferred stock units expected to be held by each category of executive officer is as follows: the Chief Executive Officer — five times base salary; other Named Executive Officers — three times base salary; and other executive officers — one times base salary. Company Executive Officers have three years from the January first after the Executive first holds the qualifying position to attain the stock ownership target. The Committee reviews compliance with the guidelines each year.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer or with any Named Executive Officer. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65. In general, upon a termination without cause a Named Executive Officer retains vested benefits but receives no enhancements or severance. In a termination for cause, the executive forfeits all benefits except those provided under a qualified pension plan. Long-term cash incentives are prorated upon retirement at age 65 or death and are awarded at the maximum level upon a change in control. The annual restricted stock grants become fully vested at retirement, death or a change in control. The Company believes that the benefits described in this section help it attract and retain its executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company. The fact that the Company provides these benefits does not materially affect other decisions that the Company makes regarding compensation. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in the workforce. The U.S. based Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee.

Effect of Accounting or Tax Treatment

Company policy is to structure compensation arrangements that preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code. Cash awards paid to Named Executive Officers under the IC Plan and under the LTIP are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s net income and assigns each Named Executive Officer a percentage of each fund. In 2013 the funding limit for the Named Executive Officers under the IC Plan equaled three percent of the Company’s net income and the limit for the LTIP equaled one percent of the Company’s cumulative net income for the 2013-2015 performance cycle. The Committee can exercise discretion to reduce or eliminate any award earned by the Named Executive Officers based on an assessment of individual performance against preapproved goals. The cash incentive awards to the Named Executive Officers under both plans are subject to the pre-established funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to be tax efficient for the Company and for the executive officers.

Changes for 2014

The Board of Directors promoted R. E. Armstrong to Chief Executive Officer and named M. C. Pigott as Executive Chairman of the Board of Directors, effective April 27, 2014. Mr. Armstrong was also elected to the

PACCAR Board of Directors effective April 27, 2014. He is currently President of PACCAR and succeeds M. C. Pigott who has served as the Company’s Chief Executive Officer and Chairman since 1997. The Board of Directors also elected R. J. Christensen as President and Chief Financial Officer, effective April 27, 2014 with a salary of $730,000. Mr. Christensen is currently Executive Vice President and Chief Financial Officer.

Effective January 1, 2014, the annual incentive compensation target award percentages are as follows:

Named Executive Officer	2013 Target % of Base Salary	2014 Target % of Base Salary
M. C. Pigott, Chairman and Chief Executive Officer	110	125
R. E. Armstrong, President	75	95
R. J. Christensen, Executive Vice President and CFO	70	90
D. D. Sobic, Executive Vice President	65	80
H. C. Schippers, Vice President	55	65

The Committee also modified certain LTIP benefits for executives who retire after January 1, 2014 at or after age 62 and before age 65 with 15 years of Company service (“Eligible Executives”). None of the Company’s executive officers are currently eligible for these benefits due to age and/or service thresholds.

•

LTIP cash awards will be prorated based on the number of months the Eligible Executive worked during the three-year performance cycle. The cash award, if any, shall be payable following the end of the calendar year in which the performance period ends. Previously, Eligible Executives did not qualify for LTIP cash awards for incomplete cycles. The change compensates Eligible Executives for their achievements during the cycle.

•

Stock options outstanding and exercisable on the retirement date may be exercised at any time within ten years from the date of grant. Previously, Eligible Executives had one year to exercise vested options. The change enables executives a longer term to exercise options earned during their career.

•

Stock option agreements, effective with the 2014-2016 LTIP cycle, will include a provision that an Eligible Executive who retires will receive a prorated portion of the stock option grant based upon the number of months worked during the three-year performance cycle. The prorated portion will vest upon retirement and the remaining unvested options granted will be forfeited. Previously, Eligible Executives forfeited stock options not vested on their retirement date.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its conservative executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating outstanding performance for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (CD&A) for 2013 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2014 Annual Meeting.

THE COMPENSATION COMMITTEE

G. M. E. Spierkel, Chairman

A. J. Carnwath

K. S. Hachigian

C. R. Williamson

Summary Compensation

The following table provides information on compensation for the Named Executive Officers for the last three fiscal years that ended December 31, 2013:

Name and Principal Position	Year	Salary ($)	Stock Awards (Restricted Stock) ($)(a)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
M. C. Pigott	2013	1,420,000	2,196,200	1,497,905	1,765,060	934,910	12,750	7,826,825
Chairman and Chief Executive Officer	2012	1,420,000	2,319,134	1,698,522	1,652,596	2,176,420	12,500	9,279,172
	2011	1,417,308	3,123,223	1,527,086	3,124,000	3,375,543	12,250	12,579,410

R. E. Armstrong	2013	750,000	442,338	601,730	706,500	566,609	12,750	3,079,927
President	2012	678,846	424,703	622,005	519,675	804,743	12,500	3,062,472
	2011	621,731	151,096	516,201	918,324	958,629	12,250	3,178,231

R. J. Christensen	2013	623,942	311,912	492,164	684,688	534,830	12,750	2,660,286
Executive Vice President & Chief Financial Officer	2012	564,423	269,558	456,135	503,513	997,473	12,500	2,803,602
	2011	505,000	155,035	335,547	780,832	1,080,153	12,250	2,868,817

D. D. Sobic	2013	575,000	296,518	392,988	481,764	332,414	12,750	2,091,434
Executive Vice President	2012	557,211	284,519	456,135	424,976	772,918	12,500	2,508,259
	2011	516,250	209,171	354,169	773,476	943,513	12,250	2,808,829

H. C. Schippers(f)	2013	396,022	75,349	157,404	284,993	0	98,092	1,011,860
Vice President	2012	355,629	39,175	200,832	201,269	41,090	92,948	930,943
	2011	370,428	30,704	154,860	361,737	52,094	87,974	1,057,797

(a)	Represents the grant date fair value of restricted stock awards on February 6, 2013, February 2, 2012, and February 3, 2011, calculated in accordance with FASB ASC Topic 718. For additional information, refer to Notes in the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year as shown in footnote (b) below.

(b)	Represents the aggregate grant date fair value of stock options granted under the Company’s Long Term Incentive Plan (LTIP) on February 6, 2013, February 2, 2012, and February 3, 2011 calculated in accordance with FASB ASC Topic 718. For additional accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note Q in the Consolidated Financial Statements in the Company’s Annual Reports on Form 10-K for 2013, 2012 and 2011.

(c)	Amounts for 2013 represent the awards earned under the IC Plan in 2013 that are determined and paid in 2014. Cash awards earned under the LTIP for the 2011-2013 cycle will not be determined until late April 2014. Non-Equity Incentive Plan Compensation amounts for 2012 and 2011 include awards under both plans.

(d)	Represents the interest earned under the Deferred Compensation Plan in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (M. C. Pigott $2,130; R. E. Armstrong $0; R. J. Christensen $5,045; D. D. Sobic $0; H. C. Schippers $0); and the aggregate change in value during 2013 of benefits accrued under the Company’s qualified defined-benefit retirement plan and Supplemental Retirement Plan (M. C. Pigott $932,780; R. E. Armstrong $566,609; R. J. Christensen $529,785; D. D. Sobic $332,414; H. C. Schippers $0) and change in value of benefits accrued under the DAF defined benefit plan for H. C. Schippers of $(24,712). Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents Company matching contributions to the Company’s 401(k) Savings Investment Plan of $12,750 for each U.S.-based Named Executive Officer for 2013, $12,500 for 2012, and $12,250 for 2011. Amount for H. C. Schippers includes a Company contribution of $76,238 to a defined contribution plan available to DAF employees in the Netherlands and perquisites of $21,854 for a leased vehicle and an allowance for business-related incidentals. Aggregate perquisites were less than $10,000 for the other Named Executive Officers.

(f)	Mr. Schippers was paid in euros and amounts listed were converted to U.S. dollars based on the rate on the last day of the month in which the compensation was paid or granted. Amounts listed for Mr. Schippers for pension, potential and future payments in this proxy statement used the euro conversion rate on December 31, 2013 of 1.3743.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
M. C. Pigott
Restricted Stock(a)	2/6/2013				45,936				2,196,200
Stock Options(a)	2/6/2013						108,714	47.81	1,497,905
LTIP Cash(a)		145,227	2,130,000	4,260,000
Annual Incentive Cash(b)		624,800	1,562,000	3,124,000

R. E. Armstrong
Restricted Stock(a)	2/6/2013				9,252				442,338
Stock Options(a)	2/6/2013						43,672	47.81	601,730
LTIP Cash(a)		30,682	675,000	1,350,000
Annual Incentive Cash(b)		45,000	562,500	1,125,000

R. J. Christensen
Restricted Stock(a)	2/6/2013				6,524				311,912
Stock Options(a)	2/6/2013						35,720	47.81	492,164
LTIP Cash(a)		22,727	500,000	1,000,000
Annual Incentive Cash(b)		87,500	437,500	875,000

D. D. Sobic
Restricted Stock(a)	2/6/2013				6,202				296,518
Stock Options(a)	2/6/2013						28,522	47.81	392,988
LTIP Cash(a)		18,295	402,500	805,000
Annual Incentive Cash(b)		29,900	373,750	747,500

H. C. Schippers
Restricted Stock(a)	2/6/2013				1,576				75,349
Stock Options(a)	2/6/2013						11,424	47.81	157,404
LTIP Cash(a)		4,151	182,659	365,318
Annual Incentive Cash (b)		22,312	223,120	446,240

(a)	Represents grants and awards under the LTIP described on page 20. The grant date fair value of restricted stock awards is the number of restricted shares multiplied by the closing price of Company stock on the grant date of $47.81.

(b)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (IC) described on page 18.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2013:

	Option Awards(a)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(e)
M. C. Pigott	173,043	0	32.1111	1/1/08	1/20/15	34,452(b)	2,038,525
	147,343	0	32.2267	1/1/09	1/26/16	26,816(c)	1,586,703
	112,266	0	44.5600	1/1/10	1/31/17	9,283(d)	549,275
	98,956	0	45.7400	1/1/11	1/30/18
	194,004	0	30.8100	1/1/12	2/06/19
	134,492	0	36.1200	1/1/13	2/02/20
	0	92,832	50.5000	1/1/14	2/03/21
	0	134,084	43.2400	1/1/15	2/02/22
	0	108,714	47.8100	1/1/16	2/06/23

R. E. Armstrong	12,046	0	32.1111	1/1/08	1/20/15	6,939(b)	410,581
	13,675	0	32.2267	1/1/09	1/26/16	4,910(c)	290,525
	13,704	0	44.5600	1/1/10	1/31/17	748(d)	44,259
	15,188	0	45.7400	1/1/11	1/30/18
	28,024	0	30.8100	1/1/12	2/06/19
	21,758	0	36.1200	1/1/13	2/02/20
	0	31,380	50.5000	1/1/14	2/03/21
	0	49,102	43.2400	1/1/15	2/02/22
	0	43,672	47.8100	1/1/16	2/06/23

R. J. Christensen	15,021	0	32.1111	1/1/08	1/20/15	4,893(b)	289,519
	16,321	0	32.2267	1/1/09	1/26/16	3,116(c)	184,374
	14,508	0	44.5600	1/1/10	1/31/17	767(d)	45,383
	12,316	0	45.7400	1/1/11	1/30/18
	28,742	0	30.8100	1/1/12	2/06/19
	22,316	0	36.1200	1/1/13	2/02/20
	0	20,398	50.5000	1/1/14	2/03/21
	0	36,008	43.2400	1/1/15	2/02/22
	0	35,720	47.8100	1/1/16	2/06/23

D. D. Sobic	8,005	0	32.1111	1/1/08	1/20/15	4,651(b)	275,200
	10,021	0	32.2267	1/1/09	1/26/16	3,290(c)	194,669
	18,618	0	44.5600	1/1/10	1/31/17	1,035(d)	61,241
	15,804	0	45.7400	1/1/11	1/30/18
	38,194	0	30.8100	1/1/12	2/06/19
	31,774	0	36.1200	1/1/13	2/02/20
	0	21,530	50.5000	1/1/14	2/03/21
	0	36,008	43.2400	1/1/15	2/02/22
	0	28,522	47.8100	1/1/16	2/06/23

H. C. Schippers	5,971	0	32.2267	1/1/09	1/26/16	1,182(b)	69,939
	4,605	0	44.5600	1/1/10	1/31/17	452(c)	26,745
	3,800	0	45.7400	1/1/11	1/30/18	152(d)	8,994
	6,000	0	30.8100	1/1/12	2/06/19
	5,314	0	36.1200	1/1/13	2/02/20
	0	9,414	50.5000	1/1/14	2/03/21
	0	15,854	43.2400	1/1/15	2/02/22
	0	11,424	47.8100	1/1/16	2/06/23

(a)	Represents stock options granted under the LTIP. The vesting date may be accelerated if a change in control occurs. Options expire ten years from the date of grant unless employment is terminated earlier.

(b)	Represents restricted stock granted on February 6, 2013. Twenty-five percent of the shares vested on March 1, 2013 and 25 percent vest on each subsequent January 1. The remaining vesting dates are January 1, 2014, January 1, 2015 and January 1, 2016.

(c)	Represents restricted stock granted on February 2, 2012. Twenty-five percent of the shares vested on March 1, 2012 and 25 percent vest on each subsequent January 1. The remaining vesting dates are January 1, 2014 and January 1, 2015.

(d)	Represents restricted stock granted on February 3, 2011. Twenty-five percent of the shares vested on March 1, 2011 and 25 percent vest on each subsequent January 1. The remaining vesting date is January 1, 2014.

(e)	The amount shown represents the number of shares multiplied by the closing price of the Company’s stock on December 31, 2013, of $59.17.

Option Exercises and Stock Vested

The following table shows all stock options exercised and restricted stock awards that vested during 2013 for the Named Executive Officers and the value realized upon exercise or vesting:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
M. C. Pigott	135,067	4,225,367	34,176	1,570,821
R. E. Armstrong	12,790	389,619	6,762	310,891
R. J. Christensen	0	0	4,589	211,122
D. D. Sobic	12,600	309,409	5,583	255,882
H. C. Schippers	5,229	128,451	773	35,830

(a)	The dollar amounts shown are determined by multiplying the number of shares of the Company’s common stock by the difference between the per-share market price of the Company’s common stock at the time of exercise and the exercise price of the options.

(b)	The dollar amounts are determined by multiplying the number of restricted shares that vested by the per-share closing price of the Company’s common stock on the day before the vesting date.

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers as of December 31, 2013:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
M. C. Pigott	Retirement Plan	34	1,326,901	0
	Supplemental Retirement Plan	34	18,034,772	0
R. E. Armstrong	Retirement Plan	20	750,480	0
	Supplemental Retirement Plan	20	2,831,499	0
R. J. Christensen	Retirement Plan	30	1,017,329	0
	Supplemental Retirement Plan	30	3,394,273	0
D. D. Sobic	Retirement Plan	23	951,354	0
	Supplemental Retirement Plan	23	2,957,045	0
H. C. Schippers	Retirement Plan	27	201,767	0

The Company’s U.S. qualified noncontributory retirement plan has been in effect since 1947. The U.S.-based Named Executive Officers participate in this plan on the same basis as other U.S. salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after five years of service. Depending on executive recruitment considerations, additional years of service may be offered to new executives.

The benefit for each year of service, up to a maximum of 35 years, is equal to one percent of the highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation, but it excludes compensation under the LTIP. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity or, if married, actuarially-equivalent 50 percent, 75 percent or 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded U.S. Supplemental Retirement Plan (SRP) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump-sum distribution at the executive’s election and will be made at the later of: (1) termination of employment or (2) the date the participant attains age 55. If the participant dies before the supplemental benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit. Executives terminated for cause, as defined in the Plan, forfeit all SRP benefits.

Normal retirement age under both plans is 65, and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2013, M. C. Pigott, R. E. Armstrong, R. J. Christensen and D. D. Sobic are eligible for a reduced early retirement benefit.

H. C. Schippers participates in the Company’s pension program in the Netherlands on the same basis as other DAF Eindhoven employees. DAF participates in the Metal and Electrical Engineering Industry Pension Fund (“the Fund”), a multi-employer defined benefit plan covering employees of the country’s metal industry. The benefit is based on a percent of the career average salary up to the annually indexed salary maximum multiplied by years of service up to age 65. In 2013, the percentage of salary was 1.98 percent and the yearly indexed maximum salary was $95,056. Survivor benefits include a pension up to 70 percent of the participant’s benefit and a 14 percent pension for surviving children to age 18 or 27 if they are in school. Participants contribute 50 percent of the premiums and are vested from date of hire. Normal retirement benefits begin at age 65 and participants may retire early at or after age 55 with reduced benefits. Mr. Schippers, age 51, is not eligible for benefits due to the age threshold.

The Pension Plan table shows the present value of the accrued retirement benefits for the U.S.-based Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2013, and the present value of H. C. Schippers accrued benefits under the Fund. Present value calculations for each Named Executive Officer assumed that each remains employed until age 62, if eligible for unreduced benefits, or age 65 if not. Additional assumptions include a 2013 discount rate of 4.8 percent and a 2012 discount rate of 3.9 percent and the mortality assumptions of the RP-2000 Male Annuitant Mortality Table projected seven years from valuation date.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2013. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive.

Name	Executive Contribution in 2013 ($)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2013 (a)($)
M. C. Pigott	0	2,392,163	0	9,886,829
R. E. Armstrong	0	0	0	0
R. J. Christensen	0	25,116	0	619,017
D. D. Sobic	0	0	0	0
H. C. Schippers	0	0	0	0

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees, including the Named Executive Officers, an opportunity to voluntarily defer all or part of the cash awards earned and payable under the LTIP and the IC Plan. The Company makes no contributions to the Plan. Accounts are credited with interest or dividend equivalents as described below.

A portion of the amount in the 2013 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: M. C. Pigott $2,130, R. E. Armstrong $0; R. J. Christensen $5,045; D. D. Sobic $0; H. C. Schippers $0.

Certain of the Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award was payable. Cash awards were credited to the income account on the date the award was payable and interest is compounded monthly on the account balance based on the simple combined average of monthly Aa Industrial Bond Yield for the month that is two months preceding the payable date. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are based on the closing price of a share of the Company’s common stock on the date the cash award is payable. Dividend equivalents are credited to the stock unit account based on the closing price of the Company’s common stock on the date the dividend is paid to stockholders. The stock unit account is paid out in Company stock either in a one-time distribution or in a maximum of 15 annual installments.

Potential Payments Upon Termination or Change in Control

The Named Executive Officers do not have severance or change in control agreements with the Company. The information below describes certain compensation that would become payable under existing plans if each Named Executive Officer’s employment terminated or a change in control occurred on December 31, 2013. These payments do not include deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	M. C. Pigott	R. E. Armstrong	R. J. Christensen	D. D. Sobic	H. C. Schippers
Termination for Cause	0	0	0	0	0
Termination Without Cause	0	0	0	0	0
Retirement
Annual Incentive Plan	1,765,060	706,500	684,688	481,764	N/A
Long-Term Cash Award	2,130,000	540,000	315,000	332,500	N/A
Restricted Stock	4,174,503	745,364	519,276	531,110	N/A
Total	8,069,563	1,991,864	1,518,964	1,345,374	N/A
Death
Annual Incentive Plan	1,765,060	706,500	684,688	481,764	284,993
Long-Term Cash Award	4,260,000	1,155,000	738,333	723,333	320,155
Restricted Stock	4,174,503	745,364	519,276	531,110	105,678
Total	10,199,563	2,606,864	1,942,297	1,736,207	710,826
Change in control
Annual Incentive Plan	3,124,000	1,125,000	875,000	747,500	446,240
Long-Term Cash Award	8,520,000	2,310,000	1,476,667	1,446,667	640,311
Restricted Stock	4,174,503	745,364	519,276	531,110	105,678
Total	15,818,503	4,180,364	2,870,943	2,725,277	1,192,229

Termination for Cause.    If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s LTIP, all unpaid cash incentives under the IC Plan and the LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause.    If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC Plan and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options would remain exercisable for one month from the date of termination.

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The Named Executive Officer may elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under the Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. M. C. Pigott and R. E. Armstrong would receive single lump-sum cash payments. D. D. Sobic and R. J. Christensen would receive monthly annuities payable for life. If termination occurred on December 31, 2013, these payments would be made or would commence in accordance with the terms of the Plan on January 1, 2014, for M. C. Pigott, R. E. Armstrong, D. D. Sobic and R. J. Christensen.

Retirement.    All U.S.-based Named Executive Officers were eligible for early retirement benefits. H. C. Schippers was not eligible for retirement due to the age threshold. Deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable for the Named Executive Officers as described above under “Resignation or Termination Without Cause”. Annual incentive compensation earned in 2013 would have been paid in the first quarter of 2014 and long-term incentive cash awards earned under the 2011-2013 performance cycle would be paid in April 2014 based on actual performance against goals. The long-term performance awards in the table reflect target awards. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for 12 months following the date of retirement. All outstanding annual restricted stock for the Named Executive Officers under age 62 would continue to vest according to the vesting schedule until age 62 when they would vest in full. The amount listed for restricted stock in the table reflects continued service vesting of unvested shares at the fair market value on December 31, 2013.

Death.    In the event of death on December 31, 2013, beneficiaries of the Named Executive Officers would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exceptions:

Long-term incentive cash awards earned under the 2012-2014 LTIP performance cycle and the 2013-2015 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals. All outstanding annual restricted stock would vest immediately.

Change in control.    Benefits payable in the event of a change in control on December 31, 2013, are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

Named Executive Officers employed on December 31, 2013, would have been entitled to a maximum IC award for 2013 (200 percent of target), a maximum long-term incentive cash award under the 2011-2013 performance cycle of the LTIP and a maximum prorated award under the 2012-2014 and the 2013-2015 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payment amounts are shown in the table above and would have been paid in a lump sum immediately following the change in control. All restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change in control.

In addition, in the event of a change in control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

•

Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change in control on December 31, 2013, for each Named Executive Officer was: M. C. Pigott $4,175,803; R. E. Armstrong $1,550,373; R. J. Christensen $1,156,237; D. D. Sobic $1,084,282; H. C. Schippers $463,950.

•	Increased Supplemental Retirement Plan Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change in control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change in control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change in control on December 31, 2013, are as follows: M. C. Pigott $5,216,508; R. E. Armstrong $955,132; R. J. Christensen $1,364,884; D. D. Sobic $787,192. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate, which will be zero percent.

ITEM 3:	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION (“SAY ON PAY”)

In 2011, PACCAR stockholders voted to approve a three-year cycle review of executive compensation. In 2014, PACCAR stockholders have an opportunity to vote on an advisory basis to approve the compensation of the Named Executive Officers as required by section 14A of the Securities Exchange Act (15 U.S.C. 78n-1) (known as a “say on pay” vote).

2011 PACCAR Annual Meeting of Stockholders
Votes cast for advisory resolution to approve the compensation of PACCAR’s Named Executive Officers (“say on pay”)	97.3%

In 2013, the Company reported record revenue and earned the third highest net income in its history. The Company has delivered 75 consecutive years of net income, paid annual dividends every year since 1941 and delivered average annual total return to stockholders over the past ten calendar years of 12.3 percent versus 7.4 percent for the S&P 500.

Key 2013 Financial Results and Business Highlights:

•	Record revenue of $17.1 billion

•	$1.17 billion in net income — the third best in Company history

•	Record stockholder equity of $6.6 billion

•	34.9 percent total return to stockholders in 2013

•	Dividends increased by 8 percent compared to 2012

•	New DAF truck assembly plant opened in Ponta Grossa, Brasil

•	New Kenworth, Peterbilt and DAF trucks launched

•	Record PACCAR Financial pre-tax income

•	Record PACCAR Parts revenue

The Company’s executive compensation program provides excellent incentives for executives to deliver superior short- and long-term business performance and stockholder returns. The Board of Directors recommends an advisory vote to APPROVE the compensation of the Named Executive Officers.

The Compensation Discussion and Analysis (CD&A) beginning on page 15 of this Proxy Statement describes in detail the Company’s 2013 executive compensation program and the decisions made by the Compensation Committee. Highlights of the CD&A include the following:

•

Incentive-based pay (“Pay for Performance”) represents approximately 78 percent of the Named Executive Officers’ target total compensation, with approximately 60 percent related to long term incentives and 18 percent related to achievement of challenging annual performance goals.

•

The Named Executive Officers earn long-term equity awards in the form of restricted stock and stock options subject to multiple-year vesting requirements. The Company believes these awards ensure that a significant portion of the executives’ compensation reflects long-term growth in stockholder value.

•

Executive officer stock ownership guidelines align executives’ long-term goals with that of stockholders. The Chairman and Chief Executive Officer owns PACCAR stock greater than five times his base salary.

•	None of the Named Executive Officers has an employment agreement or severance arrangement.

The Company RECOMMENDS stockholders approve the following resolution:

“RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION, IS HEREBY APPROVED.”

This advisory vote is an excellent method for stockholders to provide input on the Company’s executive compensation program. Although the vote is not binding on the Company, the Board and Compensation Committee value the opinions expressed by stockholders and will consider the outcome of the vote when evaluating future executive compensation decisions. The next advisory vote on executive compensation is scheduled for 2017.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 3.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated J. M. Fluke, Jr., as Audit Committee financial expert.

Among the Committee’s responsibilities are the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

J. M. Fluke, Jr., Chairman

L. Kaufmann

R. C. McGeary

G. M. E. Spierkel

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2013 and has been selected to perform this function for 2014. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

The Audit Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and non-audit work performed by Ernst & Young LLP. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young for specific categories of non-audit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E.

The services provided for the year ended December 31, 2013, and December 31, 2012, are as follows:

	(in millions)
	2013	2012
Audit	7.06	6.31
Audit-Related	.17	.27
Tax	1.42	.73
All Other	.00	.00

Total	8.65	$7.31

Audit Fees.  In the year ended December 31, 2013, the independent auditors, Ernst & Young LLP, charged the Company $7.06 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees.  In the year ended December 31, 2013, the independent auditors, Ernst & Young LLP, billed the Company $0.17 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax.  In the year ended December 31, 2013, the independent auditors, Ernst & Young LLP, billed the Company $1.42 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees.  In the year ended December 31, 2013, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock, to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of the industry peer group of companies identified in the graph (the Peer Group Index) for the last five fiscal years ended December 31, 2013. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the peer group indices provides a better comparison than other indices available. The Peer Group Index consists of AGCO Corporation, Caterpillar Inc., Cummins Inc., Dana Holding Corporation, Deere & Company, Eaton Corporation, Meritor Inc., Navistar International Corporation, Oshkosh Corporation, Scania AB and AB Volvo. The comparison assumes that $100 was invested December 31, 2008, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2008	2009	2010	2011	2012	2013
PACCAR Inc	100	129.13	207.10	139.81	174.92	235.96
S&P 500 Index	100	126.46	145.51	148.59	172.37	228.19
Peer Group Index	100	147.56	258.76	219.07	252.36	289.67

STOCKHOLDER PROPOSAL

The Company has been advised that one stockholder intends to present a proposal at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent upon receipt of a request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of the proposal exactly as submitted. The stockholder proposal includes some assertions the Company believes are incorrect. The Company has not addressed all of these inaccuracies. The Company accepts no responsibility for the proposal.

ITEM 4:	STOCKHOLDER PROPOSAL REGARDING SUPERMAJORITY VOTE PROVISIONS

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority.

This proposal should also be more favorably evaluated due to our company’s shortcomings in its corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm, gave PCAR an F in accounting. There were forensic accounting ratios related to revenue recognition that had extreme values. Our company had come under investigation, or had been subject to fine, settlement or conviction for issues related to its accounting practices. There was not one non-executive member of our audit committee who had substantial industry knowledge. There was not one non-executive member of our board who had general expertise in risk management.

PCAR was rated as having Aggressive Accounting & Governance Risk. This indicated higher accounting and governance risk than 87% of companies. PCAR had higher shareholder class action litigation risk than 84% of all rated companies.

Shareholders did not have the advantage of an independent board chairman, could not vote on each director annually, could not act by written consent or call a special meeting and could not utilize cumulative voting. The 2013 shareholder proposal for annual election of each director won 50.3%-support in spite of opposition from the substantial holdings of the founding family.

Roderick McGeary was negatively flagged because he was on the BearingPoint board which filed for bankruptcy. John Fluke had 29-years tenure (negatively related to independence), received our highest negative votes and yet had seats on 3 of our board committees. There were only 4 full board meetings in a year.

The CEO pension was excessive. Mark Pigott was credited with 33-years of service towards his pension. PCAR had not incorporated links to environmental or social performance in its current executive pay policies. There was no clawback policy to recoup unearned executive pay based on fraud or error.

Our company had not adopted alternative energy practices to lower its future environmental impacts. Our board did not have formal responsibility for strategic oversight of our company’s environmental practices. Our company was not a UN Global Compact signatory and did not disclose its workplace safety record in its annual report.

Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Simple Majority Vote - Proposal 4

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

PACCAR is committed to corporate governance policies and practices that enhance stockholder returns. Its conservative policies ensure that the Company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders. After careful consideration, the Board of Directors believes that the supermajority voting requirements are reasonable and appropriate for significant matters that affect the Company.

The Company’s governance practices and strong financial performance have delivered outstanding long-term results to stockholders.

The Company has delivered an average annual return to stockholders of 12.3 percent versus 7.4 percent for the S&P 500 percent return in the past decade ending December 31, 2013. The Company is one of only 55 companies in the S&P 500 Index that has an S&P credit rating of A+ or better. The Company’s governance structure positions the Company for profitable long-term growth, which benefits its stockholders.

Supermajority voting requirements have been adopted by many leading companies.

Many publicly traded S&P 500 companies have supermajority provisions including Eaton and United Technologies as well as Google, Nike, Walt Disney and many others. These companies recognize the benefits that result from this positive governance structure.

Company stockholders have repeatedly rejected proposals to eliminate supermajority provisions.

PACCAR stockholders approved the supermajority provisions in 1986 by a vote of 78 percent of the outstanding shares. In 2008, 2010, 2011, 2012 and 2013, Company stockholders rejected proposals to eliminate the supermajority provisions. The Board of Directors believe that the existing two-thirds voting requirement is reasonable and appropriate to maximize value for all stockholders.

PACCAR has an excellent record in stockholder returns, environmental leadership and governance compliance.

The proponent, John Chevedden, reports that he owns 100 shares of PACCAR, and provides no reason why PACCAR’s excellent long-term performance would be enhanced by eliminating its supermajority vote provisions. The following is the Company’s response to some of the proponent’s incorrect and/or irrelevant statements.

•	Stockholders have shown strong support for the Company’s directors. Each director received over 90 percent of the votes cast for election in each of the past 20 years.

•

Stockholders have repeatedly rejected the annual election of directors. In 2013 the proposal to declassify the board failed to receive a majority of the votes present and entitled to vote at the meeting.

•

Mr. Pigott’s pension credit reflects his 34 years of Company service. During his 17-year tenure as chief executive officer the Company achieved a stockholder return of 1,479 percent and an annualized return of 17.6 percent.

•	The Company has a strong program of environmental innovation. It is the leader in alternative fuel commercial vehicles with over 40 percent U.S. market share in hybrid and natural gas vehicles.

The Company’s supermajority voting provisions ensure that a broad consensus of stockholders agree on significant corporate changes.

Under the Company’s existing governance documents, a “simple majority vote” applies to many matters submitted for stockholder approval. For significant corporate transactions, the Certificate of Incorporation provides that stockholders of at least two-thirds of the outstanding voting stock must approve the recommended action. Examples of these important corporate transactions include the following:

•	amendment of the Certificate of Incorporation;

•	the sale, lease or exchange of all or substantially all of the Company’s property and assets;

•	removal of directors or the entire Board;

•	the Company’s merger or consolidation with another entity;

•	dissolution of the Company; and

•	approval of a stockholder action to replace, alter or repeal the bylaws.

The supermajority voting provisions protect PACCAR stockholders against the actions of short-term investors such as hedge funds or corporate raiders.

The Company’s two-thirds supermajority vote provisions are designed to protect all PACCAR stockholders against coercive takeover tactics by requiring that a broad consensus of stockholders agree on significant corporate matters.

The current voting provisions encourage persons or firms making unsolicited takeover bids to negotiate with the Board to ensure that the interests of all the Company’s stockholders are considered. In addition, the supermajority provisions allow the Board to consider alternative proposals that maximize the value of the Company for all stockholders.

The supermajority voting provisions are in the best interest of PACCAR stockholders because they increase stability, improve long-term planning and represent a more comprehensive group of stockholders.

The Board of Directors believes that the Company benefits from the existing supermajority vote requirement because it enhances corporate stability and enables the Board to pursue long-term corporate strategies for the benefit of all stockholders. Major steps such as the sale, merger or dissolution of the Company should have the support of a supermajority of the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2015

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 15, 2014, to be considered for inclusion in the proxy materials for the Company’s 2015 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Section 5) provide that notice of such business, including director nominations, must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must include the information stated in the Bylaws. A copy of the pertinent Bylaw provision is available upon request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

J. M. D’Amato

Secretary

March 14, 2014

Appendix A

SECOND AMENDED AND RESTATED

PACCAR INC

RESTRICTED STOCK AND DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(Effective January 1, 2014)

1.	PURPOSE OF THE PLAN

The Company has established this Plan to provide Non-Employee Directors with financial incentives to promote the success of the Company’s long-term business objectives, and to encourage qualified persons to accept nominations as a Non-Employee Director. The Plan is unfunded and benefits are payable in the form of shares of PACCAR Common Stock or cash. The Plan was last amended and restated in December 2008.

The Company hereby amends and restates the Plan effective as of January 1, 2014. The deferral feature of the Plan is intended to satisfy the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), with respect to compensation deferred after December 31, 2004 (and subsequent earnings thereon). The balance in the Deferred Accounts as of December 31, 2004 (and subsequent earning thereon) shall be governed by the distribution rules in effect on December 31, 2004.

2.	DEFINITIONS

(a)	“Board of Directors” means the Board of Directors of PACCAR Inc.

(b)	“Committee” means the Nominating and Governance Committee of the Board of Directors or any successor to such committee.

(c)	“Common Stock” means common shares of PACCAR Inc with $1.00 par value and any class of common shares into which such common shares hereafter may be converted.

(d)	“Company” means PACCAR Inc, a Delaware corporation.

(e)	“Deferred Accounts” means either the unfunded Stock Unit Account or Income Account maintained by the Company into which a Non-Employee Director may defer payment of his or her cash compensation (retainer and fees) or elect to receive a credit to the Stock Unit Account in lieu of a grant of Restricted Stock for service as a Company director. The Company also shall establish subaccounts under a Non-Employee Director’s Deferred Accounts in order to separately account for the amounts in such Deferred Accounts that are, and that are not, subject to section 409A of the Code.

(f)	“Fair Market Value” means the closing price of the Common Stock on NASDAQ reported for the date specified for determining such value.

(g)	“Grant Date” means the date that Non-Employee Directors receive a grant of Restricted Stock.

(h)	“Grantee” means the Non-Employee Director receiving the Restricted Stock or his legal representative, legatees, distributees, alternate payees, or trustees as the case may be.

(i)	“Retirement” means retirement as a Non-Employee Director at age seventy-two (72) or at such other retirement age with consent of the Board of Directors.

(j)	“Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company.

(k)	“Plan” means this PACCAR Inc Restricted Stock and Deferred Compensation Plan for Non-Employee Directors as it may be amended from time to time, or any successor plan that the Committee or Board of Directors may adopt from time to time with respect to the grant of Director Restricted Stock or other stock-based grants.

(l)	“Restricted Stock” means Common Stock that may not be sold, transferred, or otherwise disposed of by the Grantee except under such circumstances as may be specified by the Committee.

(m)	“Termination” means a “separation from service” within the meaning of section 409A of the Code.

3.	PARTICIPATION

Each Non-Employee Director of the Company shall be eligible to participate in the Plan during his tenure as a Director.

4.	GRANTS OF RESTRICTED STOCK

(a)	Except as set forth in Section 7, on the first business day of each calendar year for the duration of the Plan (the Grant Date), each person who is a Non-Employee Director shall receive a grant of Restricted Stock in an amount equal to the number of shares of Common Stock that the “Base Amount” could have purchased at the Fair Market Value on such Grant Date (rounded up to the nearest whole share). The “Base Amount” shall be $100,000 as previously established as of January 1, 2012. The Board of Directors, in its sole discretion, may adjust the Base Amount for any Grant Date; provided, that the adjusted Base Amount is established no later than the December 31 immediately prior to the Grant Date on which such Base Amount shall be effective.

(b)	Shares of Restricted Stock shall vest in full and become unrestricted on the third anniversary of the applicable Grant Date subject to the provisions of Section 10. Shares of Restricted Stock may not be sold, transferred or otherwise disposed of by a Grantee until such shares become unrestricted in accordance with the provisions of this Section 4(b).

(c)	Each Restricted Stock grant shall be evidenced by a written Restricted Stock Grant Agreement that shall be executed by the Grantee and an authorized Company representative which shall indicate the date of the Restricted Stock award, the number of shares of Common Stock awarded, and contain such terms and conditions as the Committee shall determine with respect to such Restricted Stock grant consistent with the Plan.

(d)	Except as set forth in Section 7, a PACCAR Non-Employee Director first elected to the Board of Directors during a calendar year is entitled to a pro-rated grant of Restricted Stock. The pro-rated grant of Restricted Stock shall be calculated as follows: the number of shares of Common Stock that the Base Amount could have purchased at the Fair Market Value on the first business day the Non-Employee Director’s Board service becomes effective (the “Grant Date”) (rounded up to the nearest whole share) pro-rated to reflect the number of calendar quarters such Non-Employee Director will serve on the Board of Directors during the calendar year in which such Non-Employee Director is first elected.

5.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN

There shall be reserved for use under the Plan (subject to the provisions of Section 8 hereof) a total of 1,096,875 shares of Common Stock, which shares may be authorized but unissued shares of Common Stock, treasury shares, or issued shares of Common Stock that shall have been reacquired by the Company.

6.	DIVIDEND, VOTING, AND OTHER SHAREHOLDER RIGHTS

Except as otherwise provided in the Plan, each Grantee shall have all of the rights of a shareholder of the Company with respect to all outstanding shares of Restricted Stock registered in his name, including the right to receive dividends and other distributions paid or made with respect to such shares and the right to vote such shares.

7.	DEFERRAL OF COMPENSATION

A Non-Employee Director may elect, on or before December 31 of any year, to defer at least 25% of the cash compensation to be paid to the Non-Employee Director for services as a Company director during the following calendar year and/or elect to receive a credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a). Before the term of a new Non-Employee Director begins, he may elect within thirty (30) days of first becoming eligible to participate in the Plan to defer payment of the cash compensation earned for the remainder of the calendar year in which his term begins and/or elect to receive a credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(d). Any credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d) shall be for the same number of shares of Common Stock and have the same restrictions and vesting provisions otherwise applicable to the grant of Restricted Stock. Such credit to the Stock Unit Account shall be evidenced by a written Deferred Restricted Stock Unit Grant Agreement that shall be executed by the Non-Employee Director and an authorized Company representative which shall indicate the date of the Deferred Restricted Stock Unit award, the number of units awarded, and contain such terms and conditions as the Committee shall determine with respect to such Deferred Restricted Stock Unit grant consistent with the Plan.

Each participating Non-Employee Director may elect to have all or a portion of his cash compensation placed into one or both of two unfunded accounts maintained by the Company (hereafter Deferred Accounts). At the time a Non-Employee Director makes a deferral election, such Non-Employee Director shall specify the time and manner in which the Deferred Accounts shall be paid, using the deferral election forms prescribed by the Committee. Payment of the Deferred Accounts may be made (i) at the time of the Non-Employee Director’s Termination or (ii) based on a specific date after the Non-Employee Director’s Termination (including the date the Non-Employee Director attains a specified age). The Non-Employee Director’s deferral election form also must specify the allocation and investment of the deferred compensation between the Stock Unit Account and the Income Account. If a Non-Employee Director fails to specify the allocation and investment of the deferred compensation, then it shall be allocated and invested in the Income Account. Amounts deferred into the Stock Unit Account or the Income Account may not be transferred to the other deferred account. Notwithstanding the foregoing, if a Non-Employee Director elects to receive a credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d), such credit may not be allocated to the Income Account.

(a)	Stock Unit Account. In the case of cash deferrals, the account will be credited with the number of shares of Common Stock that the amount deferred could have purchased at the Fair Market Value on the date the Non-Employee Director’s cash compensation is payable. In the case of a credit to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d), the account will be credited with the number of shares of Common Stock otherwise applicable to the grant of Restricted Stock subject to the same vesting conditions otherwise applicable to such Restricted Stock. Thereafter, any dividends earned will be treated as if those dividends had been invested in additional shares of Common Stock at the Fair Market Value on the date the dividend is payable. Vested amounts credited to the Stock Unit Account shall be distributed in shares of Common Stock either in a single payment or in substantially equal annual installments (over a period not to exceed 15 years), as specified by the Non-Employee Director on the deferral election form. Any fractional shares will be paid in cash. If a Non-Employee Director fails to specify the manner in which the Stock Unit Account shall be distributed, then it shall be distributed in a single payment.

(b)	Income Account. The account will be credited with the amount deferred, and interest shall begin to accrue, as of the date the Non-Employee Director’s cash compensation is payable. Interest is credited at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding calendar quarter as reported in Moody’s Bond Record. Interest is compounded quarterly. Amounts credited to the Income Account shall be distributed either in a single payment or in substantially equal quarterly, semi-annual or annual installments (over a period not to exceed 15 years), as specified by the Non-Employee Director on the deferral election form. If a Non-Employee Director fails to specify the manner in which the Income Account shall be distributed, then it shall be distributed in a single payment.

Unless otherwise required by applicable law, the deferral election a Non-Employee Director makes under the Plan shall remain in effect from year-to-year. A Non-Employee Director may, however, increase or decrease the amount being deferred in the future by making a new deferral election no later than the December 31 immediately preceding the calendar in which the new election is to be effective. The amounts deferred under the new deferral election shall be distributed at the time specified in the prior deferral election and the amounts deferred under the new deferral election will be allocated in accordance with the prior deferral election, unless the Non-Employee Director specifies otherwise.

A Non-Employee Director may change the time and manner in which the Deferred Accounts shall be distributed; provided that (i) the new deferral election will become effective 12 months from the date it is made and (ii) the new deferral election specifies a distribution date that is at least five (5) years later than the prior distribution date. Notwithstanding the foregoing, a change in the time and/or manner of distribution of the Deferred Accounts shall not accelerate the distribution date of the Deferred Accounts, except as allowed by section 409A of the Code and the Treasury regulations promulgated thereunder.

8.	ADJUSTMENTS TO THE NUMBER OR VALUE OF SHARES OF COMMON STOCK

If there are any changes in the number or value of shares of Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, or other events that increases or decreases the number or value of issued and outstanding shares of Common Stock, then proportionate adjustments shall be made to the number of shares of Common Stock (i) available for issuance under the Plan pursuant to Section 5 above, (ii) covered by an unvested grant of Restricted Stock, and (iii) credited to each Stock Unit Account in order to prevent dilution or enlargement of rights. This provision does not, however, authorize the delivery of a fractional share of Common Stock under the Plan.

9.	NON-TRANSFERABILITY

Shares of Restricted Stock and the Deferred Accounts shall not be assigned, attached, or otherwise subject to any creditor’s process or transferred except by will or the laws of descent and distribution, or pursuant to a trust created for the benefit of the Non-Employee Director or his family or pursuant to a qualified domestic relations order as defined by the Code, Title I of Employee Retirement Income Security Act or the rules thereunder. The restrictions set forth in Section 4(b) shall apply to the shares of Restricted Stock in the hands of the trustee or Non-Employee Director’s former spouse.

10.	TERMINATION OF STATUS AS A NON-EMPLOYEE DIRECTOR

(a)	In the event of a Termination by reason of Retirement, disability, or death, all shares of Restricted Stock held by the Grantee shall become fully vested, notwithstanding the provisions of Section 4(b) hereof, and the Grantee (or the Grantee’s estate or a person who acquired the shares of Restricted Stock by bequest or inheritance) shall have the right to sell, transfer or otherwise dispose of such shares at any time. In addition, in the event of such a Termination, all vesting restrictions on the credits made to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d) shall lapse but the payout provisions of such credits shall not be affected by such Termination.

(b)	In the event of a Termination for any reason other than those specified in Section 10 (a) above, any shares of Restricted Stock granted hereunder shall be forfeited and the Grantee shall return to the Company for cancellation any stock certificates representing such forfeited shares which shall be deemed to be canceled and no longer outstanding as of the date of Termination; and from and after the date of Termination, the Grantee shall cease to be a shareholder with respect to such forfeited shares and shall have no dividend, voting, or other rights with respect thereto. In addition, in the event of such a Termination, any then unvested credits made to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d) shall be forfeited.

(c)	The Deferred Accounts shall be distributed (or commence to be distributed), in accordance with the Non-Employee Director’s prior election form. If a Non-Employee Director failed to specify the time on which the Deferred Accounts shall be distributed, then such Non-Employee Director’s Deferred Accounts shall be distributed in the first January following the Non-Employee Director’s Termination.

(d)	Notwithstanding a Non-Employee Director’s election, if the aggregate value of the Deferred Accounts is less than $50,000 at the time distribution is made (or is scheduled to begin), then the Deferred Accounts shall be distributed at that time in a single payment, in shares of Common Stock for the Stock Unit Account and in cash for the Income Account.

11.	CHANGE IN CONTROL

Upon the occurrence of a change in control of the Company, all grants of Restricted Stock under the Plan shall vest in full and become unrestricted and nonforfeitable. In addition, all vesting restrictions on the credits made to the Stock Unit Account in lieu of the grant of Restricted Stock described in Section 4(a) or 4(d) shall lapse but the payout provisions of such credits shall not affected by such change in control. For purposes of this Section 11, a “change in control” shall have the meaning given to such term under Section 16.4 of the PACCAR Inc Long Term Incentive Plan, as approved by the shareholders of the Company on April 20, 2011. In addition, the Board or the Committee may in its sole discretion terminate the deferral feature of the Plan within the 30 days preceding or the 12 months following a “change in control event” (as such term is defined in the Treasury regulations promulgated pursuant to section 409A of the Code) and pay out deferred amounts, in accordance with Section 1.409A-3(j)(ix)(B) of the Treasury regulations promulgated pursuant to section 409A of the Code.

12.	PLAN ADMINISTRATION

The Plan will be administered by the Committee. The Company will pay all costs of administration of the Plan. The Committee shall have sole discretion to interpret the Plan, amend and rescind rules relating to its implementation and make all determinations necessary for administration of the Plan. Any determination, decision, or action of the Committee in connection with the interpretation, administration, or application of the Plan shall be final, conclusive, and binding on all persons. The Committee may employ consultants or other persons and rely upon their advice. All actions taken and all determinations made by the Committee in good faith shall be final and binding upon all Non-Employee Directors, the Company, and all interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan.

The Committee may make such amendments or modifications in the terms and conditions of any grant of Restricted Stock as it may deem advisable, or cancel or annul any grant of Restricted Stock; provided, however, that no such amendment, modification, cancellation or annulment may, without the consent of the Grantee, adversely affect his rights with respect to such grant. In addition, the Committee may amend or modify the deferral feature, provided that any such amendment or modification (i) is made in accordance with section 409A of the Code and the Treasury regulations promulgated thereunder, (ii) does not adversely affect the Non-Employee Director’s rights thereunder without such Non-Employee Director’s written consent, and (iii) is not a “material modification” that would result in the loss of grandfather treatment with respect to the balance in the Deferred Accounts as of December 31, 2004 (and earnings thereon).

13.	TAX WITHHOLDING

To the extent required by law, the Non-Employee Director (or Grantee, if applicable) shall make such arrangements satisfactory to the Company to satisfy any tax withholding or employment tax obligations due with respect to Restricted Stock or the Deferred Accounts. The Company shall have the right to withhold or deduct from any payment under the Plan in order to satisfy any applicable tax withholding obligations.

14.	AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors or the Committee may at any time suspend, terminate, modify or amend the Plan in any respect; provided, however, shareholder approval of any Plan amendment shall be obtained only if required by law or the requirements of any stock exchange on which the Common Stock is listed or quoted and provided, further, that any termination shall be subject to the requirements of section 409A of the Code. No suspension, termination, modification, or amendment of the Plan may, without the consent of the Non-Employee Director (or Grantee, if applicable), adversely affect his rights with respect to the Restricted Stock or his Deferred Accounts.

15.	BENEFICIARY DESIGNATION

Each Non-Employee Director may designate a beneficiary for each outstanding grant of Restricted Stock and for payment of his Deferred Accounts in the event of his death. If no beneficiary is designated or the beneficiary does not survive the Non-Employee Director, the award shall be made to the Non-Employee Director’s surviving spouse or, if there is none, to his estate.

16.	SECTION 409A 6-MONTH DELAY

Notwithstanding anything contained in this Plan to the contrary, if a Non-Employee Director is deemed by the Company at the time of the Non-Employee Director’s “separation from service” to be a “specified employee,” each within the meaning of section 409A of the Code, any compensation or benefits subject to section 409A of the Code to which the Non-Employee Director becomes entitled under this Plan (or any agreement or plan referenced in this Plan) in connection with such separation shall not be made or commence until the first day of the month immediately following the date that is six (6) months after the Non-Employee Director’s “separation from service” (or the Non-Employee Director’s death, if earlier). Such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Non-Employee Director, including (without limitation) the additional twenty percent (20%) tax for which the Non-Employee Director would otherwise be liable under section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this Section 17 shall be paid to the Non-Employee Director or his or her beneficiary in one lump sum.

17.	EFFECTIVE DATE OF THE PLAN AND DURATION

This Plan, as amended and restated, is effective January 1, 2014 and will remain in effect until the tenth (10th) anniversary of the approval of the Plan by the shareholders of the Company at the 2014 annual meeting or, if earlier, the date the Plan is terminated by the Committee or the Board of Directors as provided herein.

Directions to Meydenbauer Center

Driving Directions	Parking

• From I-405 northbound or southbound take Exit 13A west (NE 4th Street westbound).

• Turn right onto 112th Avenue NE (heading north).

• Turn left onto NE 6th Street and proceed into the Meydenbauer Center parking garage entrance on the right.

Vehicles with two or more occupants may use the NE 6th Street HOV only off-  and on-ramps. Cross 112th Avenue NE and turn right into the Meydenbauer Center parking garage.

Please visit www.meydenbauer.com for the latest information on parking availability in and around Meydenbauer Center.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/PCAR
Use the Internet to vote your proxy until 11:59 p.m.
(CT) on April 28, 2014.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until
11:59 p.m. (CT) on April 28, 2014.
MAIL – Mark, sign and date your proxy card and
return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” all the Director Nominees listed in Item 1.
1. Election of four Class I director nominees to serve for three-year terms.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01. John M. Fluke, Jr.	☐	☐	☐	03. Roderick C. McGeary	☐	☐	☐
02. Kirk S. Hachigian	☐	☐	☐	04. Mark A. Schulz	☐	☐	☐
The Board of Directors Recommends a Vote “FOR” Items 2 and 3 and “AGAINST” Item 4.

2. Restricted Stock and Deferred Compensation Plan for Non-Employee Directors	☐ For	☐	Against	☐ Abstain
3. Advisory resolution to approve executive compensation	☐ For	☐	Against	☐ Abstain
4. Stockholder proposal regarding the supermajority vote provisions	☐ For	☐	Against	☐ Abstain
NOTE: To transact such other business as may properly come before the meeting.

IMPORTANT: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4.

Date

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as name(s) appears in type. Joint owners should each sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation or partnership, please sign full corporate or partnership name by authorized officer.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 29, 2014

10:30 a.m.

Meydenbauer Center

11100 N.E. 6th Street

Bellevue, Washington 98004

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, April 29, 2014 at 10:30 a.m. at Meydenbauer Center, Bellevue, Washington. The proxy statement and annual report to stockholders are available on the Company’s website at www.paccar.com/2014annualmeeting/.

777 - 106th Avenue N.E. Bellevue, WA 98004	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 29, 2014.

The shares of common stock you hold of record on March 4, 2014, will be voted as you specify on the reverse side.

If the proxy is signed and returned but no choice is specified, the proxy will be voted “FOR” all the Director Nominees listed in Item 1, “FOR” Items 2 and 3 and “AGAINST” Item 4. By signing and dating the proxy, you revoke all prior proxies and appoint Mark C. Pigott, John M. Fluke, Jr., and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

This proxy card also constitutes voting instructions to the Trustee of the PACCAR Inc Savings Investment Plan (SIP) to vote the interest of the undersigned in the shares of Common Stock of PACCAR held by the Trustee in the SIP. The shares will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are timely received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.

This proxy card also constitutes voting instructions to the record holder of the Employee Stock Purchase Plan to vote the interest of the undersigned in the shares of Common Stock of PACCAR held in the Plan.

See reverse for voting instructions.